Exhibit 2.4

SECOND

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

INVESTMENT GRADE R.E. INCOME FUND, L.P.,

A DELAWARE LIMITED PARTNERSHIP

March 17, 2020

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS, AND CONDITIONS THAT ARE SET FORTH HEREIN.

SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

INVESTMENT GRADE R.E. INCOME FUND, L.P.,

A DELAWARE LIMITED PARTNERSHIP

THIS SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF INVESTMENT GRADE R.E. INCOME FUND, L.P., A DELAWARE LIMITED PARTNERSHIP (this “Agreement”) is effective as of January 10, 2020, the date that IGRE Capital Holdings, LLC, a Delaware limited liability company (the “General Partner”), whose address is 831 State Street, Suite 280, Santa Barbara, CA 93101, executed this Agreement. This Agreement shall be binding upon each of the limited partners who execute this Agreement, and whose names shall then be inserted on Exhibit A, attached hereto and incorporated herein (collectively referred to as the “Limited Partners”). The General Partner and Limited Partners are referred to collectively herein as the “Partners.”

RECITALS:

The Partners have entered into this Agreement for the following purposes:

A. The Partners desire above all to maximize the return on Partnership assets, and as such, wish to utilize the Partnership entity to co-invest for ease of administration.

B. The Partners desire that the management of the various Partnership assets be managed in a single entity.

C. The Partners desire to protect their assets from future creditors by limiting such creditors’ remedy to a charging order, and if a future creditor does acquire a Partner’s interest in the Partnership, then the remaining Partners will have an option to purchase the interest acquired by the creditor such that at all times the Partnership assets will remain with the Partners.

NOW, THEREFORE, by this Agreement the Partners hereby form a limited partnership under the Delaware Revised Uniform Limited Partnership Act and agree to all the terms of this Agreement.

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SECTION 1.

DEFINITIONS

When used in this Agreement the following terms shall have the meanings set forth in this Section 1.

1.1 Act. The term “Act” shall mean the Delaware Revised Uniform Limited Partnership Act, Chapter 17 et seq., as amended from time to time.

1.2 Adjusted Capital Account. The term “Adjusted Capital Account” shall be as defined in Paragraph 4.4.2.

1.3 Adjusted Capital Account Deficit. The term “Adjusted Capital Account Deficit” shall be as defined in Paragraph 4.4.3.

1.4 Affiliate. An “Affiliate” of a person is:

1.4.1 Any person directly or indirectly controlling, controlled by, or under common control with the person;

1.4.2 Any officer, director, partner, general trustee, or person acting in a substantially similar capacity for the person; and

1.4.3 Any person who is an officer, director, general partner, trustee, or holder of 10% or more of the voting securities or beneficial interests of any of the foregoing.

1.5 Allocations. The term “Allocations” shall mean the allocations of the Partnership’s Net Income, Net Loss, and other items of income, loss, gain, or credit.

1.6 Assignee. The term “Assignee” shall mean a person who has acquired a beneficial interest in the Partnership from a Limited Partner in compliance with the terms of this Agreement.

1.7 Bankruptcy. The term “Bankruptcy” shall refer to an institution of any proceedings under federal or state laws for relief of debtors, including the filing of a voluntary or involuntary petition under the federal bankruptcy law; an adjudication as insolvent or bankrupt; an assignment of property for the benefit of creditors; the appointment of a receiver, trustee, or conservator of any substantial portion of assets; or the seizure by a sheriff, receiver, trustee, or conservator of any substantial portion of assets. The failure to obtain the dismissal of any of the foregoing proceedings, or the failure to obtain the removal of a conservator, receiver, or trustee, within 60 days after either event shall also be considered Bankruptcy.

1.7A Book Value. The term “Book Value” shall mean, with respect to any asset of the Partnership, the adjusted basis of such asset for federal income tax purposes; provided, however (i) the initial Book Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset at the time of contribution determined by the General Partner using such reasonable method of valuation as it may adopt;(ii) in the discretion of the General Partner, the Book Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, as set forth in Section 4.4.4; and (iii) the Book Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset as reasonably determined by the General Partner as of the date of distribution.

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1.8 Capital Account. The term “Capital Account” shall be as described in Section 4.4.1.

1.9 Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent revenue laws.

1.10 Days. The term “days” refers to calendar days unless otherwise specified.

1.11 Distributable Operating Income. The term “Distributable Operating Income” means gross revenues less: (i) operating expenses; (ii) current principal and interest payments on financing; (iii) 3% of the gross purchase price of the real property purchased by the Partnership (the “Acquisition Fee”), (iv) 1% of the gross sales price of the real property disposed of by the Partnership (the “Disposition Fee”), (v) profits from the sale of Investments, and (vi) amounts reserved by the Fund Manager in its sole discretion subject to certain conditions.

1.12 Distributions. The term “Distributions” shall mean cash or property distributed to Partners arising from their interests in the Partnership, other than payments to Partners for services or as repayment of loans.

1.13 Event of Dissolution. The term “Event of Dissolution” shall be as defined in Section 3.2.

1.14 General Partner. The terms “General Partner” and “General Partners” shall refer to IGRE Capital Holdings, LLC, a California limited liability company, whose address is 831 State Street, Suite 280, Santa Barbara, CA 93101.

1.14A Investment. The term “Investment” shall mean the single and/or multi-tenant net leased commercial real property to be purchased and managed by the Partnership.

1.15 Invested Capital. The term “Invested Capital” shall be defined as the amount of money and the fair market value of other property (determined as of the date of contribution and net of liabilities secured by such property that the Partnership assumes or to which the Partnership’s ownership of the property is subject) contributed to the Partnership by a Partner as capital pursuant to Section 4.1, including contributions when the Partnership is formed and any subsequent contributions.

1.16 Limited Partners. The terms “Limited Partner” and “Limited Partners” shall refer to those parties listed on Exhibit A.

1.17 Majority. The term “Majority” shall refer to the Limited Partners collectively holding more than 50% of the Percentage Interests of all of the Limited Partners.

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1.18 Minimum Gain. The term “Minimum Gain” shall refer to the “Partnership Minimum Gain” as defined in Treasury Regulation Section 1.704-2(d).

1.19 Net Income and Net Loss. The terms “Net Income” and “Net Loss” shall mean, for each taxable year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

1.19.1 Any income that is exempt from federal income tax shall be added to the Partnership’s gross income;

1.19.2 Any expenditure of the Partnership described in Code Section 705(a)(2)(B) (or treated by Treasury Regulations as if described in that Section) shall be treated as a deduction of the Partnership;

1.19.3 Gain or loss from any disposition of Partnership property shall be computed with reference to the Book Value of the property if its Book Value differs from its adjusted tax basis;

1.19.4 In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or tax loss, there will be taken into account depreciation for the taxable year or other period as determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

1.19.5 Any items specially allocated pursuant to Section 5.3 shall not be considered in determining Profit or Loss; and

1.19.6 Any increase or decrease to Capital Accounts as a result of any adjustment to the Book Value of Partnership assets pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) or (g) shall constitute an item of Net Income or Net Loss as appropriate.

1.20 Partner. The term “Partner” shall mean any person who is a General Partner or a Limited Partner in the Partnership.

1.21 Partner Nonrecourse Debt. The term “Partner Nonrecourse Debt” means any liability of the Partnership to the extent that (i) the liability is nonrecourse for purposes of Treasury Regulations Section 1.1001-2 and (ii) a Partner or a related person bears the economic risk of loss under Treasury Regulations Section 1.752-2.

1.21A Partner Nonrecourse Debt Minimum Gain. The term “Partner Nonrecourse Debt Minimum Gain” means minimum gain attributable to Partner Nonrecourse Debt pursuant to Treasury Regulations Section 1.704-2(i)(2).

1.22 Partnership. The term “Partnership” shall refer to the limited partnership formed by this Agreement.

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1.23 Partnership Representative. The term “Partnership Representative” shall refer to the General Partner.

1.24 Percentage Interest. The term “Percentage Interest” shall mean the percentage interest of the Partners as set forth on Exhibit A, unless modified pursuant to this Agreement.

1.25 Plan of Dissolution. The term “Plan of Dissolution” shall be as defined in Section 3.2.

1.26 Preferred Return The term “Preferred Return” means, with respect to each Limited Partner, as of any date of determination, an amount calculated on a daily basis, from the date that such Limited Partner’s first contribution of Invested Capital is made through such date of determination, equal to 6.0% per annum, non-compounded, paid monthly on the excess (if any) on each day during such period of (A) such Limited Partner’s funded Invested Capital, over (B) the aggregate amount of all distributions made on or prior to such day to such Limited Partner by the Partnership pursuant to Section 5.1(C).

1.27 Real Property Cost. The term “Real Property Cost” shall mean the purchase price of a particular property purchased by the Partnership plus any capital costs expended by the Partnership for improvements thereon.

1.28 Reserves. The term “Reserves” shall mean a sum of money retained by the Partnership for contingencies, as described in Section 4.5.

1.29 Successor. The term “Successor” shall mean a successor to or holder of a Limited Partner’s Percentage Interest following the death, incapacity, or bankruptcy of the Limited Partner as described in Section 15.1.

1.30 Tax Distribution. The term “Tax Distribution” shall have the meaning given to such term in Section 5.1.1.

1.31 Unpaid Preferred Return. The term “Unpaid Preferred Return” means, with respect to each Limited Partner, as of any date of determination, the excess of the Preferred Return as of such date over the amount of all distributions made on or prior to such day to such Limited Partner pursuant to Section 5.1(A).

SECTION 2.

ORGANIZATION

2.1 Form. The Partnership shall fund the purchase and sale or other disposition of real property for operation, commercial lease and enter into contracts and do business as a limited partnership (the “Investments”).

2.2 Certificate. A Certificate of Limited Partnership under Chapter 17 of the Act has been signed by the General Partner and filed in the Office of the Secretary of State of Delaware.

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2.3 Purpose. The purpose and activity of the Partnership shall be as stated in this Section 2.3.

2.3.1 The purpose of the Partnership is to fund the purchase, sale or other disposition, operation and lease of Investments.

2.3.2 In addition to the primary purpose stated in Paragraph 2.3.1, the Partnership may purchase any real or personal property, make any investment, and engage in any joint venture, general partnership, limited partnership, limited liability company, or other business activity proposed by the General Partner and not prohibited by law, and obtain any type of financing to do so.

2.3.3 The Partnership may do all things necessary, in the opinion of the General Partner and not prohibited by this Agreement or any law, to accomplish the purposes of the Partnership.

2.3.4 The business plan of the Partnership is to raise capital from investors to be used to purchase, sell or otherwise dispose, operate and lease Investments, and to take any other action with respect to the acquisition, disposition or operation of such Investments that the General Partner finds to be a profitable investment and not contrary to the purpose of the Partnership.

2.4 Name. The name of the Partnership shall be INVESTMENT GRADE R.E. INCOME FUND, L.P., a Delaware Limited Partnership, or such other name as the General Partner may choose.

2.5 Place of Business. The principal place of business for the Partnership shall be 1470 East Valley Road, Suite 5295, Santa Barbara, CA 93109, or such other place as the General Partner may choose.

2.6 Admission of Limited Partners. Persons shall be admitted as Limited Partners as follows:

2.6.1 Persons who have:

(A) Signed a counterpart signature page to this Agreement,

(B) Made the required payment of Invested Capital, and

(C) Been accepted by the General Partner to become Limited Partners.

2.6.2 The General Partner may establish additional reasonable rules and procedures, not otherwise inconsistent with this Agreement, for the admission of additional Limited Partners or substitute Limited Partners.

SECTION 3.

TERM

3.1 Commencement. The Partnership term shall begin on the later of the date the Certificate is filed with the Secretary of State, or the date of this Agreement and continue until December 31, 2030 unless earlier dissolved in accordance with Section 3.2 below.

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3.2 Dissolution.

3.2.1 The Partnership, and the agency relationship between the Limited Partners and the General Partner, shall dissolve pursuant to a Plan of Dissolution or the occurrence of an Event of Dissolution.

3.2.2 Each of the following shall be an Event of Dissolution:

(A) Expiration of the Term of the Partnership;

(B) Consent of all General Partners and an election by a Majority of Partners to dissolve;

(C) Sale of all or substantially all of the assets of the Partnership;

(D) The transfer by the General Partner of its interest as a General Partner, unless within 90 days of such transfer, a Majority of the Partners elects in writing to continue the business of the Partnership and to admit one or more General Partners effective as of the date of the transfer by the General Partner;

(E) The General Partner is removed pursuant to Section 12.1 (and there is no remaining General Partner who shall continue the business of the Partnership), and the Limited Partners do not vote to continue the Partnership pursuant to Section 3.3; and

(F) Entry of a judicial decree of dissolution.

3.2.3 Following a dissolution, the Partnership assets shall be liquidated and the proceeds distributed as provided in Section 5.5.

3.3 Continuation. On the occurrence of an Event of Dissolution, a Majority of Partners may elect to continue the business of the Partnership in a new limited partnership on the same terms as in this Agreement and with a new General Partner elected by a Majority of Partners within 90 days of the occurrence of an Event of Dissolution.

3.4 Authority to Windup. If the Partnership is dissolved by the removal or Bankruptcy of the General Partner and not continued pursuant to Section 3.3, the person designated by the court decree or a vote of a Majority shall wind up the affairs of the Partnership and shall be entitled to compensation as approved by the court or by a vote of a Majority.

3.5 Certificates of Dissolution, Continuance, and Cancellation. Pursuant to Chapter 15 of the Act, the Partners shall file, when appropriate, a Certificate of Dissolution, Certificate of Continuation, or Certificate of Cancellation.

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SECTION 4.

CAPITAL

4.1 Capital Contributions.

4.1.1 Initial Contributions. Each Partner hereby contributes as a capital contribution for its full Percentage Interest the property listed in Exhibit A attached hereto and incorporated herein by reference.

4.1.2 Additional Contributions. Limited Partners shall not be required to contribute additional capital.

4.2 Additional Limited Partners. Additional Limited Partners may be admitted to the Partnership at any time as proposed by the General Partner. Additional Limited Partners shall be admitted effective as of the first day of the first calendar month following the month in which the additional Limited Partner has contributed Invested Capital. The Percentage Interest of additional Limited Partners shall be based on the ratio of their Invested Capital to the total Invested Capital of all of the Partners, including the Invested Capital of the additional Limited Partners, except that, subject to approval by a Majority and if the terms admitting the additional Limited Partners so establish, a different ratio may be used to compute their Percentage Interest. All of the Partners’ Percentage Interests shall be recalculated to reflect the addition of any additional Limited Partners pursuant to this Section 4.2.

4.3 General Partner as Limited Partner. The General Partner may also be a Limited Partner to the extent the General Partner contributes capital, and the General Partner’s contribution is identified as that of a Limited Partner in the records of the Partnership. The General Partner has purchased its General Partner’s interest and its Limited Partner’s interest (if any) for cash and cash equivalency.

4.4 Capital Accounts.

4.4.1 Capital Account. Each Partner shall have a Capital Account which shall be maintained in accordance with Treasury Regulation Section 1.704-1(b). The Capital Account for each Partner shall include that Partner’s Invested Capital plus the Partner’s allocations of Net Income, the amount of any Partnership liabilities assumed by the Partner or secured by distributed assets that such Partner takes subject to and any other items in the nature of income or gain that are allocated to such Partner pursuant to Section 5, and minus the Partner’s allocations of Net Loss and any other items in the nature of expenses or losses that are allocated to such Partner pursuant to and the Book Value of any Partnership asset distributed to such Partner pursuant to any provision of this Agreement (net of liabilities secured by such distributed property that such Partner assumes or takes subject to).

4.4.2 Adjusted Capital Account. “Adjusted Capital Account” shall mean the balance in a Partner’s Capital Account as of the end of the taxable year after giving effect to the following adjustments:

(A) Increasing the Capital Account by any amounts which the Partner is obligated to restore or is deemed to be obligated to restore pursuant to the Treasury Regulations under Code Section 704; and

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(B) Decreasing the Capital Account by the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

4.4.3 Adjusted Capital Account Deficit. “Adjusted Capital Account Deficit” shall mean the deficit balance, if any, in a Partner’s Adjusted Capital Account as of the end of the taxable year. This definition of Adjusted Capital Account Deficit is intended to comply with, and it shall be interpreted so as to be consistent with, the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

4.4.4 Valuation of Partnership Assets. The Book Values of all Partnership assets shall be adjusted to equal their respective fair market values (taking Code Section 7701(g) into account), as reasonably determined by the General Partner, upon the occurrence of any of the following events:

(A) A contribution of money or property (other than a de minimis amount) to the Partnership by a new or existing Partner as consideration for a Percentage Interest in the Partnership;

(B) A distribution of money or property (other than a de minimis amount) by the Partnership to a Partner as consideration for a Percentage Interest in the Partnership;

(C) The liquidation of the Partnership within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); and

(D) Any other event specified in the Treasury Regulations.

Any such adjustments shall be reflected by corresponding adjustments to the Capital Accounts which reflect the manner in which the unrealized income, gain, loss, or deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Partners if there were a taxable disposition of such assets for such fair market values.

4.5 Reserves. Reserves in an amount determined in the sole discretion of the General Partner may be retained out of Invested Capital, revenues from operations, or net proceeds from sales or refinancings. Any Reserves remaining on dissolution of the Partnership shall be held until the final liquidation and then distributed to the Partners in accordance with the provisions of Section 5.5.

4.6 Restoration of Negative Balances. No Partner with a deficit balance in its Capital Account will have any obligation to the Partnership, to any other Partner, or to any third party to restore or repay said deficit balance.

4.7 Capital Accounts Related to Transferred Interests. In the event that a Partner’s Percentage Interest or portion thereof is transferred within the meaning of Regulations § 1.704-1(b)(2)(iv)(l), the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Percentage Interest or portion thereof so transferred.

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SECTION 5.

DISTRIBUTIONS AND ALLOCATIONS

5.1 Distributions. Except as otherwise provided in Section 5.5, Distributable Operating Income shall be distributed as follows:

5.1.1 Subject to any reserves created by the Partnership, Distributable Operating Income shall be distributed as follows:

(A) To the Limited Partners pro rata in accordance with their Unpaid Preferred Return, until such Unpaid Preferred Return is reduced to zero; then

(B) To the General Partner, the Asset Management Fee and all real property loans and notes made and held by the Partnership (valued at face value thereof), calculated, accrued, and payable monthly in arrears;

(C) To the Limited Partners, pro rata, until they receive 100% of their unreturned Invested Capital; and then

(D) 80% to the Limited Partners, pro rata, and 20% to the General Partner.

5.1.2 Subject to any reserves created by the Partnership, profits from the sale of Investments shall be distributed as follows:

(A) To the Limited Partners pro rata in accordance with their Unpaid Preferred Return, until such Unpaid Preferred Return is reduced to zero; then

(B) To the Limited Partners, pro rata, until they receive 100% of their unreturned Invested Capital; and then

(C) 80% to the Limited Partners, pro rata, and 20% to the General Partner.

The amount and timing of such Distributions shall be subject to Section 10.1.8.

5.1.3 Notwithstanding the priorities listed in Sections 5.1.1 or 5.1.2, before, or concurrently with, any Distribution to the Partners pursuant to Section 5.1.1 or 5.1.2 , the General Partner can, in its sole discretion, cause the Partnership to make a distribution to the General Partner in an amount intended to enable the General Partner and its direct or indirect owners to discharge their United States federal, state, and local income tax liabilities arising from the allocations of income or gain (net of prior losses) to the General Partner pursuant to this Section 5 if the cash distributions to the General Partner pursuant to this Section 5 would otherwise be insufficient to discharge such tax liabilities (a “Tax Distribution”). The amount of any Tax Distribution will be calculated based on any assumptions the General Partner reasonably determines to be appropriate. Any Tax Distributions will be treated as an advance distribution for purposes of computing current or future distributions to the General Partner pursuant to Section 5.1.1 or 5.1.2 above.

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5.1.4 Preferred Return. In the event that there is insufficient Distributable Operating Income in order to pay the Preferred Return, the Preferred Return may be paid out of a loan from the General Partner, the General Partner’s capital contribution (if any), third-party borrowings, or the Limited Partners’ capital contributions, or any combination of the foregoing. If the General Partner utilizes its capital contribution to pay the Preferred Return, any portion of such Preferred Return payment that the General Partner would receive will not be paid, but will accrue until such time as the Preferred Return may be paid out of Distributable Operating Income.

5.2 Allocation of Net Income and Net Loss. Except as otherwise provided in Section 5.3, Net Income or Net Loss for any year shall be allocated among the Partners such that the Capital Account of each Partner, immediately after giving effect to such allocations, is, as nearly as possible, equal (proportionately) to (a) the amount of the distributions that would be made to such Partner during such Fiscal Year if (i) the Partnership were dissolved and terminated, (ii) its affairs were wound up and each asset on hand at the end of the Fiscal Year were sold for cash equal to its Book Value, and (iii) all liabilities of the Partnership were satisfied (limited with respect to each Nonrecourse Liability to the fair market value of the assets securing such liability); and (iv) the net assets of the Partnership were distributed to the Partners in accordance with Section 5.1 immediately after giving effect to such allocation minus (b) the Partner’s share of Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately before the hypothetical sale of assets.

5.3 Special Allocations. Notwithstanding Section 5.2, Partnership income, gain, losses and deductions shall be allocated in accordance with the following provisions:

5.3.1 Notwithstanding the provisions of Section 5.2, allocations of Net Loss (or items thereof) to a Partner shall be made only to the extent that such allocations of Net Loss (or items thereof) will not create or increase an Adjusted Capital Account Deficit for that Partner. Any Net Loss not allocated to a Partner because of the foregoing provision shall be allocated to the other Partners (to the extent the other Partners are not limited in respect of the allocation of Net Loss under this Section 5.3.1).

5.3.2 To the extent a Limited Partner unexpectedly receives an adjustment, allocation or distribution of any item described in Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6), and such adjustment, allocation or distribution creates an Adjusted Capital Account Deficit in such Limited Partner’s Capital Account, items of gross income and gain shall be allocated to such in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. This Paragraph 5.3.2 is intended to comply with the “qualified income offset” provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and these provisions shall be interpreted, and allocations hereunder shall be made, in conformity with such regulations.

5.3.3 If there is a net decrease in Partnership Minimum Gain for any Partnership taxable year and if there exists an Adjusted Capital Account Deficit in a Limited Partner’s Capital Account, items of income and gain shall be allocated to such Limited Partner in accordance with the Treasury Regulation under Code Section 704. This Paragraph 5.3.3 is intended to comply with the “minimum gain chargeback” requirements of the Treasury Regulations under Code Section 704 and shall be interpreted consistently therewith.

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5.3.4 Any item of Partnership loss, deduction, or Section 705(a)(2)(B) expenditure that is attributable to nonrecourse debt with respect to which a Partner bears the economic risk of loss (a “partner nonrecourse debt”) must be allocated to such Partner in accordance with the Treasury Regulations under Code Section 704. If there is a net decrease during a Partnership taxable year in the Partnership Minimum Gain attributable to a partner nonrecourse debt, then any Partner with a share of such Partnership Minimum Gain at the beginning of such taxable year shall be allocated items of Partnership income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, an amount equal to the greater of (i) the portion of such Partner’s share of the net decrease of such Partnership Minimum Gain that is allocable to the disposition of the property that is subject to such partner nonrecourse debt, or (ii) the Adjusted Capital Account Deficit in such Partner’s Capital Account as determined pursuant to the Treasury Regulations under Code Section 704.

5.3.5 To the extent an adjustment to the adjusted basis of any Partnership asset pursuant to Section 734(b) of the Code or Section 743(c) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

5.3.6 Any special allocations of items of income or gain pursuant to Paragraphs 5.3.2 and 5.3.3 shall be taken into account in computing subsequent allocations pursuant to Sections 5.2 and 5.3, so that the net amount of any items so allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner pursuant to this Section 5 if the qualified income offset or minimum gain chargeback had not occurred.

5.4 Tax Allocations. Except as otherwise provided in this Section 5.4, all items of income, gain, loss, and deduction will be allocated among the Partners for federal income tax purposes in the same manner as its correlative item of Net Profits or Net Loss is allocated pursuant to Sections 5.2 and 5.3. Notwithstanding the foregoing, in the event that the Book Value of an item of Partnership property differs from its tax basis, allocations of depreciation, depletion, amortization, gain and loss with respect to such property will be made for federal income tax purposes in a manner that takes account of the variation between the tax basis and Book Value of such property in accordance with Section 704(c)(1)(A) of the Code and Treasury Regulations Section 1.704-1(b)(4)(i). The General Partner may select any reasonable method or methods for making such allocations, including, without limitation, any method described in Treasury Regulations Section 1.704-3(b), (c), or (d).

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5.5 Dissolution. On dissolution of the Partnership without continuation, the business of the Partnership shall be wound up by the General Partner, the assets liquidated, and the proceeds applied to:

5.5.1 Payment of Partnership debts, including expenses of the liquidation, except that on liquidation the debts owed to secured creditors shall be assumed or otherwise transferred; and

5.5.2 Creation in a trust account of a reasonable reserve, as determined by the General Partner, for payment of contingent liabilities and expenses.

The remaining proceeds shall be distributed to the Partners in accordance with Section 5.1. Such Distributions shall be made by the end of the taxable year in which the liquidation occurs, or, if later, within 60 days after the date of such liquidation. After passage of a reasonable time and payment of any contingencies arising in that time, the balance of the reserve shall be distributed to the Partners in the same manner.

5.6 Clawback. Notwithstanding the provisions of Section 5.5, upon the dissolution of the Partnership, the General Partner will (net of any applicable taxes) contribute any prior Distributions it has received from the Partnership to the Partnership to the extent that all Distributions received by the General Partner, determined on a cumulative basis, exceeded the amount that would have been distributed to the General Partner if all Distributions had been made at the time of liquidation of the Partnership. Any such excess amounts contributed back to the Partnership by the General Partner shall be distributed to the Limited Partners as set forth under Section 5.1.2.

5.7 Return of Distributions. Any Distributions made to the Partners shall be deemed to comply with all applicable law, including Chapter 17 of the Act, provided the Distribution is made from available Partnership assets.

5.8 Allocation on Transfer of Partnership Percentage Interest. On the transfer of a Percentage Interest in the Partnership, the distributive share of all items of income, gain, loss, deduction, or credit associated with that interest for the taxable year in which the transfer occurs shall be allocated between the transferor and the transferee as determined by the General Partner using any permissible method under Code Section 706 and Treasury Regulations thereunder.

5.9 Withholding.

5.9.1 Each Partner shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the Partnership and the General Partner against all claims, liabilities and expenses of whatever nature relating to the Partnership’s or the General Partner’s obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Partnership with respect to such Partner or as a result of such Partner’s participation in the Partnership.

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5.9.2 Notwithstanding any other provision of this Agreement, each Partner hereby authorizes the Partnership and the General Partner to withhold and to pay over, or otherwise pay, any withholding or other taxes payable or required to be deducted by the Partnership or any of its Affiliates (pursuant to the Code or any provision of U.S. federal, state or local or non-U.S. tax law) with respect to such Partner or as a result of such Partner’s participation in the Partnership (including, without limitation, as a result of a distribution in kind to such Partner). If and to the extent that the Partnership shall be required to withhold or pay any such withholding or other taxes, such Partner shall be deemed for all purposes of this Agreement to have received a payment from the Partnership as of the time that such withholding or other tax is withheld or paid, whichever is earlier, which payment shall be deemed to be a Distribution with respect to such Partner’s interest in the Partnership to the extent that such Partner (or any successor to such Partner’s interest in the Partnership) would have received a cash distribution but for such withholding. To the extent that such payment exceeds the cash distribution that such Partner would have received but for such withholding, the General Partner shall notify such Partner as to the amount of such excess and such Partner shall make a prompt payment to the Partnership of such amount by wire transfer, which payment shall not constitute Invested Capital. The Partnership may hold back from any such distribution in kind property having a Book Value equal to the amount of such taxes until the Partnership has received payment of such amount.

5.9.3 Any withholdings referred to in this Section 5.9 shall be made at the maximum applicable statutory rate under the applicable tax law unless the General Partner shall have received an opinion of counsel, or other evidence, satisfactory to the General Partner in its sole discretion to the effect that a lower rate is applicable or that no withholding is applicable.

5.9.4 In the event that the Partnership receives a distribution or payment from or in respect of which tax has been withheld, the Partnership shall be deemed to have received cash in an amount equal to the amount of such withheld tax, and each Partner shall be deemed for all purposes of this Agreement to have received a payment from the Partnership as of the time of such distribution or payment equal to the portion of such amount that is attributable to such Partner’s interest in the Partnership as determined by the General Partner in its sole discretion, which payment shall be deemed to be a Distribution pursuant to the relevant clause of Section 5.1 to the extent that such Partner (or any successor to such Partner’s interest in the Partnership) would have received a cash distribution pursuant to such clause but for such withholding. To the extent that such payment exceeds the cash distribution that such Partner would have received but for such withholding, the General Partner shall notify such Partner as to the amount of such excess and such Partner shall make a prompt payment to the Partnership of such amount by wire transfer, which payment shall not constitute Invested Capital. In the event that the Partnership anticipates receiving a distribution or payment from which tax will be withheld in kind, the General Partner may elect to prevent such in-kind withholding by paying such tax in cash and may require each Partner in advance of such distribution to make a prompt payment to the Partnership by wire transfer of the amount of such tax attributable to such Partner’s interest in the Partnership as equitably determined by the General Partner, which payment shall not constitute Invested Capital.

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SECTION 6.

PAYMENTS TO GENERAL PARTNER AND AFFILIATES

6.1 Limits. The General Partner and/or its Affiliates shall receive payments only as specified in this Agreement.

6.2 Organization Fees and Promotional Expenses. The General Partner and/or its Affiliate(s) shall be reimbursed for all legal and other fees incurred by it or them in this Partnership.

6.3 Asset Management Fees. The General Partner and/or its Affiliate(s) shall receive an annual asset management fee equal to 0.65% of the gross purchase price of all the Investments purchased by the Fund plus any capital costs expended by the Fund for improvements thereon, calculated, accrued, and payable monthly in arrears, subject to the availability of Distributable Operating Income to pay the Preferred Return to the Limited Partners. The Asset Management Fee will accrue when and if Distributable Operating Income is not available.

6.4 Property Management Fees. The General Partner and/or its Affiliate(s) may enter into one or more separate property management agreements with the Partnership for the purpose of managing any real property holdings of the Partnership for a reasonable, fair market value fee.

6.5 Acquisition Fees. Upon the acquisition of real property to be held by the Partnership in furtherance of its purpose, the General Partner and/or its Affiliate(s), will be entitled to receive a fee equal to 3% of the gross purchase price of such Investment (the “Acquisition Fee”). Additionally, the General Partner and/or its Affiliate(s) shall be entitled to receive up to 1% of the purchase price of the acquired property which shall be payable by the seller of the subject property.

6.6 Disposition Fees. Upon the disposition of any Investment to be held by the Partnership in furtherance of its purpose, the General Partner and/or its Affiliate(s) will be entitled to receive a fee equal to 1% of the gross sales price from the sale or other disposition of such Investment by the Partnership to a third party (the “Disposition Fee”). For avoidance of doubt, the Disposition Fee shall be payable prior to any distributions pursuant to Section 5. In addition, the General Partner and/or its Affiliate(s) shall be entitled to receive up to 1% of the gross sales price of the disposed property, which shall be payable by the purchaser of the subject property.

6.7 Brokerage and Other Commissions. The General Partner and/or its Affiliate(s) may enter into one or more separate listing or other agreements with the Partnership for the purpose of buying, selling, leasing, and/or financing any real property on behalf of the Partnership, and to receive and/or participate in any brokerage or other commissions related thereto (after having obtained any required licenses.)

6.8 Distributions to General Partner. The General Partner shall receive Distributions as set forth in Section 5.

6.9 Payment on Removal. If the General Partner is removed from the Partnership, any earned but unpaid fees for services performed shall be paid by the Partnership to the General Partner and/or its Affiliate(s) within 30 days of the date of removal.

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SECTION 7.

PARTNERSHIP EXPENSES

7.1 Reimbursable Expenses. The Partnership shall reimburse the General Partner or its Affiliates for the actual cost of goods and materials used for or by the Partnership. The Partnership shall also pay or reimburse the General Partner or its Affiliates for organization and capital formation expenses incurred to form and capitalize the Partnership. The organization expenses shall include, without limitation, the following:

7.1.1 All expenses incurred in borrowing money and the costs of repaying loans;

7.1.2 All costs of legal, audit, accounting, consultants and brokerage services, investment advisor fees, and marketing fees, services and costs rendered to the Partnership for Partnership related business;

7.1.3 Travel expenses incurred while working on Partnership matters or on Partnership related business; and

7.1.4 Expenses and taxes incurred in distributing, transferring, and recording documents that evidence ownership of an interest in the Partnership or in the Partnership business.

7.2 Limited Partners Not Liable. Except as provided by law, Limited Partners shall not be liable either severally or jointly for any expenses, obligations, or liabilities of the Partnership.

SECTION 8.

BOOKS AND RECORDS

8.1 Records. The General Partner shall keep at its offices as set forth above, the following Partnership documents:

8.1.1 A current list of the full name and last known business or residence address of each Partner, together with the contribution and share in profits and losses of each Partner;

8.1.2 A copy of the Certificate of Limited Partnership and all Certificates of Amendment, and executed copies of any powers of attorney pursuant to which any Certificate has been executed;

8.1.3 Copies of the Partnership’s federal, state, and local income tax or information returns and reports, if any, for the six most recent tax years;

8.1.4 Copies of this Agreement and all Amendments to this Agreement;

8.1.5 Financial statements of the Partnership for the six most recent fiscal years; and

8.1.6 The Partnership’s books and records as they relate to the internal affairs of the Partnership for the current and past three fiscal years.

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8.2 Delivery to Limited Partner and Inspection.

8.2.1 On request of a Limited Partner, the General Partner shall promptly deliver to the requesting Limited Partner, at the expense of the Partnership, a copy of the information required to be maintained by Sections 8.1.1, 8.1.2, or 8.1.4.

8.2.2 Each Limited Partner has the right, on reasonable request, to:

(A) Inspect and copy during normal business hours any of the Partnership records required to be maintained by Section 8.1; and

(B) Obtain from the General Partner, promptly after they are available, a copy of the Partnership’s federal, state, and local income tax or information returns for each year.

8.2.3 Notwithstanding anything to the contrary in this Section 8 or this Agreement, Limited Partners shall not be entitled to inspect or receive copies of the following:

(A) Internal memoranda of the General Partner, whether relating to Partnership matters or any other matters;

(B) Correspondence and memoranda of advice from attorneys for the Partnership or the General Partner;

(C) Correspondence and memoranda of advice to or from accountants for the Partnership or the General Partner; and

(D) Trade secrets and customer lists of the Partnership or the General Partner, investor information, financial statements of investors or Limited Partners, supplier lists, and similar and related materials, documents and correspondence.

8.3 Reports.

8.3.1 The General Partner shall send to the Limited Partners an annual financial report, after the close of each tax year, containing a balance sheet as of the end of the tax year, an income statement, and a statement of changes in financial position for the tax year.

8.4 Tax Returns.

8.4.1 The Partnership’s tax or fiscal year shall be December 31. The Partnership’s accountants shall be instructed to prepare and file all required income tax returns for the Partnership. The General Partner shall make any tax election necessary for completion of the Partnership tax return.

8.4.2 The General Partner shall send to each Partner, within 90 days after the end of each tax year, or as soon as reasonably practical thereafter, the information necessary for such Partner to complete its federal and state income tax or information returns.

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8.5 Partnership Representative. As used in this Agreement, “Partnership Representative,” has the meaning set forth in Code § Section 6223(a) (as amended by the Bipartisan Budget Act of 2015 (the “BBA”)). The General Partner is hereby designated the Partnership Representative for the Partnership. The Partnership Representative shall comply with the requirements of Code §§ 6221 through 6231, as amended by the BBA, applicable to a Partnership Representative. To the fullest extent permitted by law, the Partnership shall and does hereby indemnify, defend, and hold harmless the Partnership Representative from any claim, demand, or liability, and from any loss, cost, or expense including, without limitation, attorneys’ fees and court costs, which may be asserted against, imposed upon, or suffered by the Partnership Representative by reason of any act performed for or on behalf of the Partnership in its capacity as Partnership Representative to the extent authorized hereby, or by reason of any omission, except acts or omissions that constitute gross negligence or willful misconduct. Any indemnity under this Section 8.5 shall be provided out of and to the extent of Partnership assets only, and no Partner shall have any personal liability on account thereof. The indemnity provided in this Section 8.5 shall survive the liquidation, dissolution, and termination of the Partnership and the termination of this Agreement.

SECTION 9.

ASSIGNMENT

9.1 Limited Partner Assignment Prohibited.

9.1.1 Limited Partners shall not assign, transfer, or sell any Percentage Interest or any interest in Partnership assets unless approval is given by the General Partner, and the procedures of Section 14 are followed. Notwithstanding this restriction on assignment, a Limited Partner may pledge or assign for security purposes all or any portion of its Percentage Interest. The secured creditor receiving the pledge or assignment shall be an Assignee, subject to the limitation within the pledge or security agreement. A person purchasing a Limited Partner’s Percentage Interest at a foreclosure sale (or at its substituted sale), shall be an Assignee.

9.1.2 An Assignee shall not be entitled to any Limited Partner rights except the right to receive Distributions and Allocations of Net Income and Net Loss. The Assignee may become a Limited Partner by the procedures of Section 9.2.

9.2 Substitute Limited Partner. An Assignee may become a Limited Partner on the completion of all of the following:

9.2.1 The execution, acknowledgment, and delivery to the General Partner of a written assignment in a form approved by the General Partner specifying the interest being assigned and setting forth the intention of the assigning Limited Partner that the Assignee succeed to the Percentage Interest as a Limited Partner;

9.2.2 The execution, acknowledgment, and delivery to the General Partner of any other documents required by the General Partner from the assigning Limited Partner and the Assignee, including the Assignee’s acceptance of this Agreement and a special power of attorney substantially in the form in Section 13;

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9.2.3 Obtaining the written consent of the General Partner, the granting or denial of which shall be within the sole discretion of the General Partner; and,

9.2.4 Payment to the Partnership of transfer fee, subject to General Partner’s sole discretion to waive such transfer fee in whole or in part, of $1,000.

The General Partner may elect to treat an Assignee who has not become a substituted Limited Partner as a substituted Limited Partner in the place of his Assignor should the General Partner deem, in its sole discretion, that such treatment is in the best interest of the Partnership.

9.3 Involuntary Transfer.

9.3.1 Subject to Section 15, persons may become an Assignee by:

(A) Transfer caused by the death or legal incapacity of a Limited Partner;

(B) Foreclosure (or transfer in lieu of foreclosure) against a Limited Partner’s Percentage Interest that was pledged or assigned as security for an obligation;

(C) Court order;

(D) Transfer from the transferee’s spouse pursuant to a dissolution decree or a property settlement agreement; or

(E) Transfer from a trustee, guardian, conservator, or other fiduciary on termination of the trust, guardian, conservator, or other fiduciary relationship.

9.3.2 On the occurrence of any of the events contained in Paragraph 9.3.1, the transferee shall become an Assignee on the first day of the calendar month following the later to occur of the date of transfer or notice to the General Partner of the date of transfer.

9.4 Assignment by General Partner. The General Partner may freely assign its Percentage Interest in the Partnership to any affiliated entity without approval of any Limited Partner. A person receiving an assignment of the General Partner’s Percentage Interest in compliance with this Section 9.4 shall be substituted as the General Partner by the filing of appropriate amendments to this Agreement. If the proposed assignee is not an Affiliate, then approval of a Majority is required.

9.5 Prohibited Assignments Void. Any assignment made in violation of this Section 9 shall be void.

9.6 Tax Election. The General Partner may, at its sole discretion, make an election under Section 754 of Code to adjust the basis of the Partnership’s assets.

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SECTION 10.

MANAGEMENT

10.1 Control in General Partner. Except as otherwise expressly stated in this Agreement, the General Partner shall have exclusive control over the business of the Partnership, including without limitation the power to: (i) assign duties; (ii) sign deeds, notes, deeds of trust, contracts, and leases; and (iii) assume direction of business operations. The General Partner shall have all rights, power, and authority generally conferred by law or necessary for, advisable for, or consistent with accomplishing the purpose of the Partnership. Without limiting the General Partner’s powers, and subject to the applicable voting rights of the Limited Partners, the General Partner shall have the right to:

10.1.1 Cause the Partnership to enter into other partnerships as a general or limited partner and exercise the authority and perform the duties required of the Partnership as a partner in any other partnership;

10.1.2 Acquire, hold, exchange, or dispose of property or any interest in property;

10.1.3 Borrow money on behalf of the Partnership, encumber Partnership assets, or place title to the Partnership in the name of a nominee to obtain financing;

10.1.4 Prepay in whole or in part, refinance, increase, modify, or extend any obligation;

10.1.5 Manage the Partnership property and employ a property manager;

10.1.6 Employ at the expense of the Partnership building management agents, other on-site personnel, insurance brokers, real estate brokers, investment advisors, loan brokers, consultants, accountants, and attorneys;

10.1.7 Pay all organization expenses incurred in creating the Partnership and all operation expenses incurred in operating the Partnership;

10.1.8 Determine the amount and timing of Distributions;

10.1.9 Terminate the interest of a Limited Partner and expel him, her, or it for: (i) interfering in the management of the Limited Partnership affairs or otherwise engage in conduct which could result in the Partnership losing its tax status as a partnership; (ii) if the conduct of a Limited Partner tends to bring the Partnership into disrepute or his, her, or its Percentage Interest becomes subject to attachment, garnishment, or similar legal proceedings; or (ii) for failing to meet any commitment to the General Partner in accordance with any written undertaking. In each of the foregoing events, the termination shall not result in a forfeiture to the Limited Partner of the value of his, her, or its Percentage Interest(s) in the Partnership at the time of the termination;

10.1.10 Open and maintain Partnership bank accounts;

10.1.11 Open and maintain Partnership securities accounts;

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10.1.12 Assume the overall duties imposed on the General Partner by the Act; and

10.1.13 File tax returns and make all applicable elections.

10.2 Limitation on General Partner’s Authority. The General Partner shall not have authority to:

10.2.1 Perform any act in contravention of this Agreement;

10.2.2 Perform any act that would make it impossible to carry on the ordinary business of the Partnership;

10.2.3 Amend (other than to make ministerial changes or changes that do not disproportionately affect a Partner relative to the other Partners) this Agreement without the approval of a Majority; or

10.2.4 Perform any act which, pursuant to this Agreement or the Act, requires approval by a vote of the Limited Partners, without first receiving the required approval.

10.3 Devotion of Time and Conflicts of Interests. The obligations of the General Partner to the Partnership and/or the Limited Partners are not exclusive, and the General Partner need only devote so much time to the Partnership’s affairs as the General Partner, in its sole discretion, determines to be necessary to manage the Partnership’s business. The General Partner is and will continue to be involved in other projects, some or all of which may directly or indirectly compete or be in conflict with the business or interests of the Partnership or its Limited Partners. Commitments undertaken by the General Partner in connection with these other projects could adversely affect its ability to manage the Partnership.

10.4 Indemnification of General Partner.

10.4.1 The Partnership, its receiver, or its trustee shall indemnify the General Partner; any partners of the General Partner; any officers, directors, shareholders, employees, agents, attorneys, subsidiaries, or assignees of the General Partner or its partners and any Affiliates of the General Partner or its partners against all liabilities and expenses (including penalties, fines, attorneys’ fees, and amounts paid in compromise of a claim or to satisfy a judgment) reasonably incurred by any of them in defending or disposing of any threatened or actual civil, criminal, or administrative suit or proceeding arising out of or in any way relating to the Partnership, the business of the Partnership, or from acting or having acted as a General Partner or an Affiliate of the General Partner. Notwithstanding anything to the contrary in this Paragraph 10.4.1, no person shall be indemnified as to any matter caused by the person’s gross negligence, fraud, or criminal act or as to any matter in which the person is adjudicated to have acted in bad faith or with willful misconduct.

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10.4.2 Recoveries based on the indemnification provisions of Paragraph 10.4.1 shall be paid only out of Partnership assets. No Partner shall be personally liable for any recovery based on the indemnification provisions of Paragraph 10.4.1.

10.5 Investment Opportunities. Neither the General Partner nor any of its Affiliates shall be obligated to present any particular investment opportunity to the Partnership, even if the opportunity is of a character which, if presented to the Partnership, could be taken by the Partnership. The General Partner and its Affiliates shall have the right to take for their own account, or to recommend to others, any investment opportunity.

10.6 Miscellaneous Management Matters.

10.6.1 In executing the powers granted and performing the duties imposed by this Agreement, the General Partner may rely on any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other document it believes to be genuine and to have been signed or presented by the proper party.

10.6.2 The General Partner may execute the powers granted or perform the duties imposed by this Agreement either directly or through agents or any of its Affiliates. In consulting with attorneys, accountants, appraisers, management advisors, investment banks, and other professional consultants (who may also serve as consultants for the Partnership or any of its Affiliates), the General Partner can rely on the opinion of any consultant or agent on any matter which the General Partner believes to be within the professional competence of the consultant or agent. The General Partner’s reliance on the professional opinion of any consultant or agent shall be complete protection as to any action or omission by the General Partner based in good faith on the opinion. The General Partner shall not be responsible for the misconduct, negligence, acts, or omissions of any consultant, agent, or employee of the Partnership, the General Partner, or any Affiliate of the Partnership or the General Partner, and assumes no obligations as to these consultants, agents, or employees except to use due care in selecting them.

10.6.3 All fees, commissions, compensation, and other consideration received by the General Partner or its officers, directors, shareholders, partners, and Affiliates shall be the exclusive property of the recipient and the Partnership shall have no right to these receipts. The General Partner or its officers, directors, shareholders, partners and Affiliates may participate in any permitted agreement and this participation shall not constitute a breach of any duty that the participant owes under this Agreement or by operation of law to the Partnership, the Limited Partners, or the Assignees.

10.7 Agreements with General Partner or Affiliates. The General Partner and any of its Affiliates may deal directly or indirectly with the Partnership in carrying out Partnership business. The General Partner and any of its Affiliates may act as an independent contractor or as an agent for other persons, and may receive profits, compensation, commissions or other monies from the Partnership and from other persons which the General Partner in good faith believes to be reasonable and without having to account to the Partnership therefor.

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SECTION 11.

VOTING RIGHTS AND MEETINGS OF LIMITED PARTNERS

11.1 No Management. Limited Partners shall not take any steps to interfere in the operation of the Partnership and shall have no right or authority to act for or bind the Partnership, including during the winding up period following dissolution of the Partnership, except that the Limited Partners may act for and bind the Partnership during the winding up period when the General Partner has been removed and their acts are first approved by a Majority.

11.2 Voting Rights. Except as provided in this Agreement or the Act, Limited Partners shall have no voting rights. When granted the right to vote, Limited Partners shall vote by Majority.

11.2.1 Limited Partners shall have the right to vote on the following matters:

(A) Election of a successor General Partner; or

(B) Termination and dissolution of the Partnership.

11.2.2 In addition to the rights granted in Paragraph 11.2.1, Limited Partners may vote to the extent and on the terms provided in this Agreement in the following Sections, Paragraphs, or Subparagraphs:

(A) Sections 3.3 and 12.5 on continuing the Partnership;

(B) Section 3.4 on winding up the Partnership;

(C) Section 12.1 on removal of a General Partner; and

(D) Section 18.9 on amending this Agreement.

11.3 Limitations. No Limited Partner shall have the right or power to:

11.3.1 To withdraw or reduce its Invested Capital except on the dissolution of the Partnership or as otherwise provided by law;

11.3.2 Bring an action for partition against the Partnership;

11.3.3 Cause the termination and dissolution of the Partnership, except as set forth in this Agreement; or

11.3.4 Receive property other than cash in return for its Invested Capital.

Except as provided in Section 5, no Limited Partner shall have priority over any other Limited Partner to receive a return of Invested Capital, Allocations of Net Income and Net Loss, or Distributions. Other than on dissolution of the Partnership as provided by this Agreement, the Partners have not agreed on when the contribution of each Limited Partner may be returned.

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11.4 Partnership Meeting.

11.4.1 Partnership meetings shall be held at any place chosen by the General Partner and stated in a meeting notice, provided that, if no such location is specified by the General Partner, the meeting place shall be within the County of Santa Barbara, State of California.

11.4.2 Partnership meetings shall be held only when called by either (i) the General Partner, or (ii) a Majority of the Limited Partners for any matter on which the Limited Partners may vote.

11.4.3 Partnership meeting notices and procedures shall conform with Chapter 15 of the Act.

11.5 Voting Procedures. A Limited Partner shall be entitled to vote at a Partnership meeting in person, by written proxy, or by a signed writing that is delivered to the General Partner before the meeting and directs the manner in which the vote is to be cast. A Limited Partner shall be entitled to vote without a meeting by a signed writing that is delivered to the General Partner in which the vote is to be cast. Only votes of Limited Partners of record on the notice date shall be counted at a Partnership meeting or on the counting of a noticed vote. The General Partner shall be entitled to vote its Percentage Interest on all matters and in the same fashion as the Limited Partners. The laws of the State of Delaware applicable to the use of partnership or corporate proxies shall govern the use of proxies by the Limited Partners.

11.6 Action without a Meeting. Any action that may be taken at a Partnership meeting may be taken without a Partnership meeting if Limited Partners owning Percentage Interest sufficient to authorize the action at a Partnership meeting consent in a signed writing to the action and all Partners are given notice of the action as provided in Section 11.4.

11.7 Waiver of Section 15637. To the extent Chapter 15 of the Act requires different meeting or voting procedures, time periods, or notices, it shall not apply to the Partnership. The provisions in this Agreement shall govern any conflict between Chapter 15 of the Act and this Agreement.

SECTION 12.

REMOVAL, WITHDRAWAL, BANKRUPTCY, OR DISSOLUTION OF THE GENERAL PARTNER

12.1 Removal of General Partner.

12.1.1 Causes for Removal. A General Partner may be removed from the Partnership by the vote of a Majority of the Limited Partners only upon the occurrence of any of the following:

(A) A General Partner is in material default of any provision of this Agreement or any obligation to the Partnership or the Limited Partners as imposed by the Act or any other applicable law, and has not cured the default within 90 days written notice from a Majority;

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(B) The Bankruptcy of a General Partner;

(C) In the case of a General Partner that is a partnership, the dissolution and commencement of winding up of such partnership;

(D) In the case of a General Partner that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for such entity;

(E) In the case of a General Partner that is an estate, the distribution by the fiduciary of the estate’s entire Percentage Interest in the Partnership;

(F) The entry by a court of competent jurisdiction of an order adjudicating an individual General Partner incompetent to manage the General Partner’s person or estate; or

(G) The death of an individual General Partner.

12.1.2 Notice of Removal. Notice of removal shall be served on the General Partner and shall set forth the date on which the removal becomes effective.

12.1.3 Conflicts of Interests Not Grounds for Removal. As the General Partner has no obligation or duty to avoid conflicts of interests, and in fact may engage in such conflicts of interests as set forth herein, any alleged actual or potential conflicts of interests on the part of the General Partner shall not be grounds or cause for removal of the General Partner.

12.2 Withdrawal. The General Partner may withdraw on 90 days written notice to the Limited Partners, and shall cease to be a General Partner on the effective date of its withdrawal, provided that the General Partner shall not withdraw unless the Limited Partners have elected a successor to serve as a General Partner effective on or before the withdrawal. Until the General Partner is paid all the amounts it is due as of the date it ceased to be a General Partner pursuant to this Agreement, the General Partner shall have the same rights as have the Limited Partners to inspect and make copies of the Partnership books and records. The General Partner shall be a creditor of the Partnership as to all amounts it is owed by the Partnership.

12.3 Conversion of Interest. Upon the General Partner ceasing to be a General Partner of the Partnership, its General Partner Percentage Interest in Distributions and Allocations of Net Income and Net Loss shall be converted to a Limited Partner Percentage Interest, subject to the same terms and conditions as other Limited Partner Percentage Interests except that the Percentage Interest shall retain the same subordination characteristics as when held by the General Partner. The converted Percentage Interest shall give the former General Partner Limited Partner voting rights. Upon the removal, withdrawal, and conversion of the General Partner, the former General Partner shall retain its Limited Partnership Percentage Interest.

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12.4 Successor and Predecessor General Partners. Upon the merger, reorganization, consolidation, or dissolution of the General Partner, any person continuing the business of the General Partner shall, subject to approval by Majority vote:

12.4.1 Immediately become a General Partner of the Partnership and any Partnership continued pursuant to Section 3.3;

12.4.2 Have the exclusive right to possess the property and any other property belonging to the Partnership; and

12.4.3 Continue the business of the Partnership pursuant to the terms of this Agreement without any action or vote by any person. Section 12.5 shall not apply if the General Partner has withdrawn or been removed.

12.5 Continuation of Partnership. If a General Partner ceases to be a General Partner and there is no remaining General Partner, the Partnership may be continued pursuant to Section 3.3.

SECTION 13.

SPECIAL POWER OF ATTORNEY

13.1 Attorney-in-Fact. Each Limited Partner grants the General Partner a special power of attorney irrevocably appointing the General Partner as the attorney-in-fact for the Limited Partners, with power to act in its name and on its behalf to execute, acknowledge, swear to, and file documents, including without limitation the following:

13.1.1 Certificates of limited partnership, and any amendments to the certificates, which the General Partner elects to file or are required to be filed under the laws of the State of Delaware or the laws of any other state;

13.1.2 Any documents the Partnership is required to file under the laws of any state or by any governmental agency;

13.1.3 Any documents that may be required to continue the Partnership, admit additional or substitute Limited Partners, dissolve and terminate the Partnership, or reflect adjustments in the amounts of the Partners’ Invested Capital, Capital Accounts or Percentage Interests, provided that these documents are in accord with this Agreement;

13.1.4 Any other documents the General Partner elects to file on behalf of the Partnership or the Limited Partners; and

13.1.5 To have a third party prepare and submit tax returns for the Limited Partners.

13.2 Special Provisions. This special power of attorney is coupled with an interest, is irrevocable, shall survive the death or incapacity of the granting Limited Partner, and is limited to the matters set forth in Section 13.1.

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13.3 Signatures. The General Partner may exercise the special power of attorney on behalf of each Limited Partner by a facsimile signature of the General Partner or any of its officers, or by signature of the General Partner or any of its officers acting as an attorney-in-fact for all of the Limited Partners.

SECTION 14.

RIGHT OF FIRST REFUSAL

14.1 Offer. Subject to Section 9.2 and Section 15, any Limited Partner who wants to assign, transfer, sell, pledge or hypothecate its Percentage Interest (“Selling Partner”) shall first offer to sell its Percentage Interest to the Partnership and to the other Limited Partners (“Offerees”). The Selling Partner shall make the offer to sell by giving notice to the Offerees (“Proposal”). The Proposal shall state the exact terms and price of the proposed sale.

14.2 Concurrence or Acceptance. The Offerees shall respond by giving notice within 30 days of receiving the Proposal (“Offer Period”). The Offeree’s response shall either accept the offer on the same terms and for the same price as in the Proposal or reject the offer. If more than one Offeree elects to purchase, the purchasers shall take the Selling Partner’s Percentage Interest pro rata according to their respective Percentage Interests. If the Offerees do not respond within the Offer Period, the Selling Partner may sell its Percentage Interest on the same terms and for the same price as in the Proposal for a period of 90 days after the end of the Offer Period. If the Selling Partner does not complete the sale of its Percentage Interest within that 90 day period, the provisions of this Section 14 shall apply to any later sale or Proposal.

14.3 Rights of Buyer. A purchaser of the Selling Partner’s Percentage Interest, if not already a Limited Partner, shall be an Assignee and shall not become a substitute Limited Partner unless it satisfies the requirements of Section 9.2.

SECTION 15.

DEATH OR INCAPACITY OF A LIMITED PARTNER

15.1 Withdrawing Partner’s Status. A Limited Partner who becomes incapacitated, as defined in Paragraph 15.1.2, or has died, shall be referred to as the Withdrawing Partner.

15.1.1 Death of a Limited Partner. A Limited Partner’s death shall not cause the Partnership to dissolve. The estate of the deceased Limited Partner and the person entitled to succeed to the Percentage Interest of a deceased Limited Partner under the decedent’s will or the laws of intestate succession shall be referred to as the Successor. On the death of a Limited Partner, the Successor shall become a Limited Partner, with all the rights and obligations of the deceased Limited Partner except that its Percentage Interest shall be subject to the option described in Paragraph 15.1.3.

15.1.2 Incapacity of a Limited Partner. A Limited Partner shall be deemed incapacitated as of the date it files for Bankruptcy, is judicially declared incompetent or insane, or has appointed a legal guardian or conservator. The trustee in Bankruptcy, legal guardian, or conservator shall be referred to as the Successor. On the incapacity of a Limited Partner, its Successor shall become a Limited Partner except that its Percentage Interest shall be subject to the option described in Paragraph 15.1.3.

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15.1.3 Successor’s Interest. The Partnership shall have the option to purchase the Successor’s Percentage Interest as described in Sections 15.2 and 15.3. The Partnership’s decision to exercise its option to purchase shall be within the sole discretion of the General Partner. The option shall be available for 90 days after the date of death or incapacity of a Limited Partner and shall be exercised by giving notice to the Partnership and the Successor within that time period.

15.2 Valuation of Successor’s Interest. If an option described in Paragraph 15.1.3 is exercised, the Partnership shall determine the value of the Withdrawing Partner’s interest. The value shall be calculated as of the last day of the calendar month in which the Withdrawing Partner died or became incapacitated (the “Value Date”). The value shall be the amount that the Withdrawing Partner would receive upon a liquidation and sale of all of the Partnership assets, taking into consideration the costs of the sale and assuming the assets would be sold at their fair market value. If the Successor does not approve the value determined by the Partnership, or if the determination of value is not made within 90 days of the Value Date, then the Successor shall be entitled to require an appraisal by providing notice of the request for appraisal within ten business days after the determination of value or the expiration of the 90 day period. In such event, the value of the Successor’s Interest shall be determined by three independent appraisers, one selected by the Successor or such Successor’s legal representative, one selected by the General Partner, and one selected by the two appraisers so named. The fair market value of the Successor’s Interest shall be the average of the two appraisals closest in amount to each other. In the event the fair market value is determined to vary from the Capital Account balance by less than 10%, the party requesting such appraisal shall pay all expense of all the appraisals incurred by the party offering to enter into the transaction at the Capital Account valuation. In all other events, the party requesting the appraisal shall pay one-half of such expense and the other party shall pay one-half of such expense.

15.3 Payment upon Withdrawal. If the Partnership purchases the Successor’s interest, the Partnership shall pay the Successor in five equal annual installments. The first installment shall be due 90 days after the Value Date, and subsequent equal payments in the amount of one-fifth of the principal shall be made each 12 months after the Value Date. The amount unpaid shall bear simple interest at the rate of 10% per annum, with accrued interest payable at the time of each principal payment. The Successor shall cease being a Partner and have no further rights or obligations of a Partner as of the Value Date.

SECTION 16.

REORGANIZATION

16.1 Approval. Any reorganization described in this Section 16 may be accomplished by action of the General Partner without Limited Partner approval.

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16.2 Incorporation. The Partnership may be converted into a corporation by:

16.2.1 Transferring Partnership assets to a corporation and issuing shares in that corporation to the Partnership or to the Partners;

16.2.2 Transferring all Percentage Interests into a corporation in exchange for shares of the corporation; or

16.2.3 Other means as are approved by the General Partner and the attorney for the Partnership.

16.3 Merger. The business of the Partnership may be merged into a corporation, limited liability company, or another partnership, either alone or with other partnerships, on terms approved pursuant to Section 16.1.

16.4 Valuation After Incorporation or Merger. Following an incorporation or merger, each Partner shall receive an interest in the new entity by stock ownership, Percentage Interest, or other appropriate indicia of ownership that equals as nearly as practical the Percentage Interest of the Partner in the Partnership. If interests in the new entity cannot be equitably based on Percentage Interests in the Partnership, each Partner shall receive an interest in the new entity that equals as nearly as practical the value of the Partner’s interest in the Partnership. The value of a Partner’s interest in the Partnership shall be the amount the Partner would receive without regard to federal or state income tax consequences after a sale at fair market value of Partnership assets and a distribution of the net proceeds from sales or refinancings. If the Partners do not agree on the proper value, any value approved by a Majority, with the same voting restrictions as set forth in this Section 16.4 as to the interests of the General Partner and its Affiliates, shall be deemed the proper value for this purpose.

16.5 Redemption. The Partnership has adopted a unit repurchase program (“Unit Repurchase Program”) that may enable Limited Partners to sell their interests in the Partnership (“Units”) to the Partnership in limited circumstances. The number of Units which may be repurchased in any calendar year shall not exceed 10% of the total Partnership Interests held by all Limited Partners (the “Redemption Cap”). If the Partnership receives valid requests for repurchases in excess of the Redemption Cap, such requests will be satisfied pro rata. In its sole discretion, the General Partner can choose to terminate or suspend the Unit Repurchase Program or to amend its provisions without approval from the Limited Partners. Only those Limited Partners who purchased their Units directly from the Partnership are eligible to participate in the Unit Repurchase Program. In other words, once the Units are transferred for value by a Limited Partner, the transferee and all subsequent holders of the Units are not eligible to participate in the Unit Repurchase Program.

The prices at which the Partnership will repurchase Units are as follows:

Unit Purchase Anniversary	Repurchase Price as a Percentage of Estimated Value
Less than 1 year	No repurchase allowed
1 year – 2 years	90%
3 years – 4 years	93%
5 years and thereafter	95%
A Limited Partner’s death or complete disability, less than 2 years	95%
A Limited Partner’s death or complete disability, 2 years or more	100%

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For purposes of the Unit Repurchase Program, the “estimated value per Unit” will initially be equal to the purchase price per Unit at which the original purchaser or purchasers of the Units purchased its Units from the Partnership, and the purchase price per Unit will be adjusted to reflect any dividends, combinations, splits, recapitalizations, or any similar transaction with respect to the Units outstanding.

The Partnership plans to establish an estimated net asset value (“NAV”) per Unit based on valuations of its assets and liabilities no later than 150 days following the second anniversary of the date of breaking escrow in its initial round of capitalization and annually thereafter. Upon the Partnership’s establishment of an estimated NAV per Unit, the estimated NAV per Unit will be the estimated value per Unit pursuant to the Unit Repurchase Program.

We also plan to incorporate in our valuation policy that the valuation of our assets and liabilities will be performed by an independent third party valuation professional chosen by the General Partner ins its sole and absolute discretion.

The General Partner may, in its sole discretion, amend, suspend, or terminate the Unit Repurchase Program for any reason upon 15 days’ notice to the Limited Partners.

No redemption request may be made until the Limited Partner has held its Units for at least one year. In addition, when a redemption request is made by a Limited Partner, the effective date of the redemption cannot be earlier than 180 days following the receipt of the redemption notice by the Partnership. Further, the cash available for repurchase on any particular date will be limited to the proceeds available to the Partnership and/or to comply with certain safe harbor exemptions under the regulations promulgated under the Internal Revenue Code (the “Code”), including but not limited to Treasury Regulation Sections 1.7704-1(e)(4) and 1.7704-1(f). Accordingly, the Partnership reserves the right to suspend redemptions under the Unit Repurchase Program due to planned investments and other capital expenditures of the Partnership and/or to maintain certain safe harbor exemptions under the regulations promulgated under the Code. The Partnership may amend, suspend or terminate the Unit Repurchase Program at any time. The Partnership has no obligation to repurchase Units if the repurchase would violate the restrictions on distributions under applicable Delaware or California law, which may prohibit distributions that would cause a business entity to fail to meet statutory tests of solvency.

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SECTION 17.

INVESTMENT REPRESENTATIONS

Each Limited Partner hereby represents and warrants to, and agrees with, the General Partner, the other Limited Partners, and the Partnership as follows:

17.1 Accredited Investor, Sophisticated Investor, Qualified Client, or Qualified Purchaser.

17.1.1 He, she, or it is an “Accredited Investor” under Regulation D of the Securities Act of 1933 (the “Securities Act”), or he, she, or it, either alone or with his or her professional advisers who are unaffiliated with, have no equity interest in and are not compensated by the General Partner, the other Limited Partners, the Partnership or any affiliate or selling agent thereof, directly or indirectly, has sufficient knowledge and experience in financial and business matters that he, she, or it is capable of evaluating the merits and risks of an investment in the Percentage Interest offered by the Partnership and of making an informed investment decision with respect thereto and has the capacity to protect his or her own interests in connection with his or her proposed investment in the Percentage Interest.

17.1.2 He, she, or it is a “Sophisticated Investor” who has sufficient knowledge and experience in financial and business matters to make him, her, or it capable of evaluating the merits and risks of the prospective investment. Additionally, the Invested Capital of a Sophisticated Investment may not exceed: (a) 10% of the greater of annual income or net worth (for natural persons); or (b) 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

17.2 Preexisting Relationship or Experience. (i) He, she, or it has a preexisting personal or business relationship with the Partnership or one or more of its officers, General Partner or control persons or (ii) by reason of his or her business or financial experience, or by reason of the business or financial experience of his or her financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Partnership or any affiliate or selling agent of the Partnership, he, she, or it is capable of evaluating the risks and merits of an investment in the Percentage Interest and of protecting his or her own interests in connection with this investment.

17.3 Investment Intent. He, she, or it is acquiring the Percentage Interest for investment purposes for his or her own account only and not with a view to or for sale in connection with any distribution of all or any part of the Percentage Interest. No other person will have any direct or indirect beneficial interest in or right to the Percentage Interest.

17.4 Purpose of Entity. If the Limited Partner is a corporation, partnership, limited liability company, trust, or other entity, it was not organized for the specific purpose of acquiring the Percentage Interest.

17.5 Economic Risk. He, she, or it is financially able to bear the economic risk of an investment in the Percentage Interest, including the total loss thereof.

17.6 No Registration of Percentage Interest. He, she, or it acknowledges that the Percentage Interest may not be registered under the Securities Act, or qualified under the laws of any state in reliance, in part, on his or her representations, warranties, and agreements herein.

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17.7 Percentage Interest in Restricted Security. He, she, or it understands that, unless and until the Percentage Interest is registered under the Securities Act, the Percentage Interest is a “restricted security” under the Securities Act in that the Percentage Interest will be acquired from the Partnership in a transaction not involving a public offering, and that the Percentage Interest may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise the Percentage Interest must be held indefinitely. In this connection, he, she, or it understands the resale of “restricted securities,” including the requirement that the securities must be held for at least six months after purchase thereof from the Partnership prior to resale and the condition that there be available to the public current information about the Partnership. He, she, or it understands that the Partnership has not made such information available to the public and has no present plans to do so.

17.8 No Obligation to Register. He, she, or it represents, warrants, and agrees that the Partnership and the General Partner are under no obligation to register or qualify the Percentage Interest under the Securities Act or under any state securities law, or to assist him, her, or it in complying with any exemption from registration and qualification.

17.9 No Disposition in Violation of Law. Without limiting the representations set forth above, and without limiting any provision of this Agreement, he, she, or it will not make any disposition of all or any part of the Percentage Interest which will result in the violation by him, her, or it or by the Partnership of the Securities Act, the Act, or any other applicable federal or state laws. Without limiting the foregoing, he, she, or it agrees not to make any disposition of all or any part of the Percentage Interest unless and until:

17.9.1 There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement and any applicable requirements of state securities laws; or

17.9.2 He, she, or it has notified the Partnership of the proposed disposition and has furnished the Partnership with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the General Partner, he, she, or it has furnished the Partnership with a written opinion of counsel, reasonably satisfactory to the Partnership, that such disposition will not require registration of any securities under the Securities Act or the consent of or a permit from appropriate authorities under any applicable state securities law; or

17.9.3 In the case of any disposition of all or any part of the Percentage Interest pursuant to Securities Act Rule 144, in addition to the matters set forth herein, he, she, or it shall promptly forward to the Partnership a copy of any Form 144 filed with the Securities and Exchange Commission (“SEC”) with respect to such disposition and a letter from the executing broker satisfactory to the Partnership evidencing compliance with Rule 144. If Rule 144 is amended or if the SEC’s interpretations thereof in effect at the time of any such disposition have changed from its present interpretations thereof, he, she, or it shall provide the Partnership with such additional documents as the General Partner may reasonably require.

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17.10 Legends. He, she, or it understands that the certificates (if any) evidencing the Percentage Interest may bear one or all of the following legends unless and until the Percentage Interests are registered under the Securities Act:

17.10.1	“THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS, AND CONDITIONS WHICH ARE SET FORTH IN THE LIMITED PARTNERSHIP AGREEMENT, AS AMENDED, OF THE PARTNERSHIP.”

17.10.2	Any legend required by applicable state securities law.

17.11 Investment Risk. He, she, or it acknowledges that the Percentage Interest is a speculative investment which involves a substantial degree of risk of loss by him or her of his or her entire investment in the Partnership, that he, she, or it understands and takes full cognizance of the risk factors related to the purchase of the Percentage Interest, and that the Partnership is newly organized and has no financial or operating history.

17.12 Investment Experience. He, she, or it is an experienced investor in unregistered and restricted securities of limited liability companies or limited partnerships.

17.13 Restrictions on Transferability. He, she, or it acknowledges that there are substantial restrictions on the transferability of the Percentage Interest pursuant to this Agreement, that there is no public market for the Percentage Interest and none is expected to develop, and that, accordingly, it may not be possible for him or her to liquidate his or her investment in the Partnership.

17.14 Information Reviewed. He, she, or it has received and reviewed all information he, she, or it considers necessary or appropriate for deciding whether to purchase the Percentage Interest. He, she, or it has had an opportunity to ask questions and receive answers from the Partnership and its General Partner and employees regarding the terms and conditions of purchase of the Percentage Interest and regarding the business, financial affairs, and other aspects of the Partnership and has further had the opportunity to obtain all information (to the extent the Partnership possesses or can acquire such information without unreasonable effort or expense) which he, she, or it deems necessary to evaluate the investment and to verify the accuracy of information otherwise provided to him or her.

17.15 No Representations by Partnership. Neither any General Partner, any agent or employee of the Partnership or of any General Partner, or any other Person has at any time expressly or implicitly represented, guaranteed, or warranted to him or her that he, she, or it may freely transfer the Percentage Interest, that a percentage of profit and/or amount or type of consideration will be realized as a result of an investment in the Percentage Interest, that past performance or experience on the part of the General Partner or any other person in any way indicates the predictable results of the ownership of the Percentage Interest or of the overall Partnership business, that any cash distributions from Partnership operations or otherwise will be made to the Limited Partners by any specific date or will be made at all, or that any specific tax benefits will accrue as a result of an investment in the Partnership.

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17.16 Consultation with Attorney. He, she, or it has been advised to consult with his or her own attorney regarding all legal matters concerning an investment in the Partnership and the tax consequences of participating in the Partnership, and has done so, to the extent he, she, or it considers necessary.

17.17 Tax Consequences. He, she, or it acknowledges that the tax consequences to his or her of investing in the Partnership will depend on his or her particular circumstances, and neither the Partnership, the General Partner, the Limited Partners, nor the agents, officers, directors, employees, Affiliates, or consultants of any of them will be responsible or liable for the tax consequences to him or her of an investment in the Partnership. He, she, or it will look solely to, and rely upon, his or her own advisers with respect to the tax consequences of this investment.

17.18 No Assurance of Tax Benefits. He, she, or it acknowledges that there can be assurance that the Code or the Treasury Regulations will not be amended or interpreted in the future in such a manner so as to deprive the Partnership and the Limited Partners of some or all of the tax benefits they might now receive, nor that some of the deductions claimed by the Partnership or the allocations of items of income, gain, loss, deduction, or credit among the Limited Partners may not be challenged by the Internal Revenue Service.

17.19 Indemnity. He, she, or it shall indemnify and hold harmless the Partnership, each and every General Partner, each and every other Limited Partner, and any officers, directors, shareholders, managers, members, employees, partners, agents, attorneys, registered representatives, and control persons of any such entity who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of or arising from any misrepresentation or misstatement of facts or omission to represent or state facts made by him or her including, without limitation, the information in this Agreement, against losses, liabilities, and expenses of the Partnership, each and every General Partner, each and every other Limited Partner, and any officers, directors, shareholders, General Partner, members, employees, partners, attorneys, accountants, agents, registered representatives, and control persons of any such Person (including attorneys’ fees, judgments, fines, and amounts paid in settlement, payable as incurred) incurred by such Person in connection with such action, suit proceeding, or the like.

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SECTION 18.

MISCELLANEOUS

18.1 Exclusive Jurisdiction and Venue. The Partners agree that the state and federal courts in the County of Orange, State of California shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein. This provision will not apply to actions arising under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended.

18.2 Survival of Representations and Obligations. Each and every warranty, representation, covenant and agreement set forth herein shall be true as of the date of execution hereof and as of the closing date of the subject transaction, shall survive the closing contemplated herein and the delivery of the assets and transfer of the title thereto, and shall be binding upon and inure to the benefit of the parties hereto and their representatives, heirs, successors and assigns.

18.3 Attorneys’ Fees. In the event of any action brought by any party against the other arising out of this Agreement, or for the purpose of enforcing this Agreement or collecting any damages alleged to have resulted to one of the parties by reason of the breach or failure of performance of the other, the party prevailing in any such action shall be entitled to recover reasonable attorneys’ fees and costs of suit as may be determined by the Court.

18.4 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Delaware including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

18.5 Paragraph Headings. The subject headings of the paragraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

18.6 Capitalized Terms. Except as otherwise expressly provided herein, all capitalized terms herein which are defined in this Agreement shall have the meaning ascribed to them in this Agreement.

18.7 Recitals. The Recitals contained in this Agreement are hereby incorporated by reference within the terms and conditions of this Agreement and are to have full force and effect. To the extent that the terms and conditions of this Agreement differ from the Recitals, then the terms and conditions of this Agreement shall control.

18.8 Severability. In the event that any of the terms of this Agreement are held to be partially or wholly invalid or unenforceable for any reason whatsoever, such holding shall not affect, alter, modify or impair in any manner whatsoever, any of the other terms, or the remaining portion of any term, held to be partially invalid or unenforceable.

18.9 Amendments. The parties hereto may at any time amend this Agreement in any particular, by consent of the General Partner expressed in writing and an election by a Majority of the Limited Partners.

18.10 Gender and Number. Whenever required by the context, the singular number shall include the plural number, the plural number shall include the singular number, the masculine gender shall include the neuter and feminine genders and vice versa.

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18.11 Notice. Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, or sent by electronic mail (with receipt confirmed) to the addresses of the Parties listed on Exhibit A.

The persons and addresses set forth on Exhibit A may be changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given upon receipt and delivery or refusal. If notice is given by electronic mail transmission in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of delivery if during business hours and if not during business hours, at the next business day after delivery, provided a confirmation is obtained by the sender.

18.12 Waiver. One or more waivers of any covenant, term, or condition of this Agreement by either party shall not be construed by either party as a waiver of a subsequent breach of the same covenant, term, or condition. The consent or approval of either party to or of any act by the other party of a nature requiring consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act.

18.13 Counterparts. This Agreement may be executed in one or more counterparts, by either an original signature or signature transmitted by facsimile or email transmission, and shall become effective and binding at such time as all of the signatories hereto have signed the original or a counterpart original of this Agreement. All counterparts so executed shall constitute one Agreement, binding upon all of the Partners notwithstanding that all of the Partners are not signatory to the original or the same counterpart.

18.14 Merger of Prior Agreement and Understandings. This Agreement and the other documents incorporated herein by reference contain the entire understanding between the parties relating to the transaction contemplated hereby and all prior contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein and shall be of no further force or effect.

18.15 Covenant to Sign Documents. Each Partner shall execute, with acknowledgment or affidavit if required, all documents reasonably necessary or expedient to create the Partnership and achieve its purpose.

18.16 Multiple Ownership of Percentage Interest. A Limited Partner interest may be held jointly by husband and wife as community property, or by husband and wife or by unrelated persons as joint tenants or tenants in common, as shown on the signature page of this Agreement or in the Partnership’s books and records. A Limited Partner interest owned by more than one person shall be deemed to be held by the owners as one Limited Partner. The Partnership and the General Partner shall be entitled to consider any notice, vote, check, or similar document signed by any one of the owners to bind all the owners. Similarly, in determining the number of Limited Partners for purposes of Section 8.3, each owner shall have the same rights as a Limited Partner to inspect and make copies of the books and records of the Partnership.

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18.17 No Waiver of Remedies. The failure of a Partner to insist on the strict performance of any covenant or duty required by this Agreement, or to pursue any remedy under this Agreement, shall not constitute a waiver of the breach or the remedy.

18.18 Other States. If the business of the Partnership is carried on or conducted in states other than Delaware, each Partner shall execute documents as may be required or requested so that the General Partner may legally qualify the Partnership in the other states. The power of attorney granted to the General Partner by each Limited Partner in Section 13 shall constitute the General Partner’s authority to perform the ministerial duty of qualifying the Partnership under the laws of any other state. The General Partner shall have the authority to designate a Partnership office or principal place of business in any other state.

18.19 Remedies Cumulative. The remedies of the Partners under this Agreement are cumulative and shall not exclude any other remedies to which the Partner may be lawfully entitled.

18.20 Risk Factors. An investment in the Partnership has certain elements of risk different from or greater than those associated with other investments. The higher degree of risk makes an investment in the Partnership suitable only for investors (i) who have a continuing level of annual income and a substantial net worth, (ii) who can afford to bear those risks, (iii) who have previously made an investment of at least the same amount they intend to invest in this Partnership, (iv) who have no need for liquidity from this investment, and (v) who have received and reviewed the accompanying private placement memorandum and carefully evaluated the risks associated with this investment. Each investor should consider carefully the risk factors contained in the private placement memorandum associated with this investment and should consult with his or her own legal, tax and financial advisors with respect to this investment. Before subscribing to purchase any Percentage Interests, potential investors should carefully consider, in addition to the private placement memorandum and other facts or statements set forth elsewhere in this Agreement, the risks set forth in this Section 18.20. All potential investors who are unable or unwilling to assume the risks set forth herein should not purchase a Percentage Interest. Some, but not all, of the risks referred to herein are as follows:

(A) The Partnership has only recently been formed, and thus does not have any operating history.

(B) The Partnership may not have adequate capital to operate or to make distributions to investors.

(C) The investors will be dependent on the ability of the General Partner, who will have exclusive authority over the management of the Partnership.

(D) An investment in the Partnership may involve certain tax risks.

(E) There is limited transferability of the Percentage Interests.

(F) There is a potential and, in some cases, actual conflicts of interest between the General Partnership, on the one part, and the Partnership and/or the investors on the other part.

(G) The financial projections prepared by the General Partner (if any) may not prove to be accurate.

(H) The assets of the Partnership are or may be highly illiquid assets and cannot be readily sold or pledged.

(I) The Limited Partnership Agreement provides for limitations on the liability of the General Partner.

(J) The Percentage Interests have not been and will not be registered under federal or any state’s (including California’s) securities laws.

[Remainder of Page Intentionally Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Partners have signed this Second Amended and Restated Limited Partnership Agreement effective as of the date first set forth above.

GENERAL PARTNER:

IGRE Capital Holdings, LLC,

a California limited liability company

/s/ William J. Levy
By:	William J. Levy
Its:	Manager

LIMITED PARTNERS:

Name: __________________________________________

Spouse’s Name: ___________________________________

Address: ________________________________________

Units of Percentage Interests: ________________________

EXHIBIT A

LIMITED PARTNER CONTRIBUTIONS

		AMOUNT	Ownership Interest
I. CONTRIBUTIONS FROM GENERAL PARTNER:
1.	IGRE Capital Holdings, LLC, a California limited liability company	$[#####]	[###]%

II. CONTRIBUTIONS FROM LIMITED PARTNERS:

1.
2.
3.
4.
5.
6.
7.
8.
9.
10.
11.
12.
13.
14.
15.
16.
17.
18.
19.
20.
TOTAL CONTRIBUTIONS:

1